Exhibit 99.2

Sheplers Holding Corporation and Subsidiary

Consolidated Financial Report

Nine-Month Period Ending April 26, 2015

Contents

Consolidated Financial Statements

Consolidated balance sheets	3

Consolidated statements of operations	4

Consolidated statements of changes in stockholders’ equity (deficit)	5

Consolidated statements of cash flows	6

Notes to consolidated financial statements	7-23

Sheplers Holding Corporation and Subsidiary

Consolidated Balance Sheets

April 26, 2015 and April 27, 2014

(Unaudited)

	2015	2014
Assets
Current Assets
Cash and cash equivalents	$1,728,000	$1,755,000
Restricted cash	179,000	179,000
Accounts receivable, net	2,728,000	700,000
Inventories	33,486,000	27,810,000
Deferred tax assets	171,000	—
Prepaid expenses and other current assets	1,826,000	1,850,000
Total current assets	40,118,000	32,294,000

Property and equipment, net	25,194,000	22,713,000
Goodwill	8,635,000	8,635,000
Intangible assets, net	21,251,000	21,598,000
Deferred tax assets	3,145,000	3,045,000
Other assets	1,693,000	2,447,000
Total assets	$100,036,000	$90,732,000

Liabilities and Stockholders’ Deficit

Current Liabilities
Current maturities of long-term debt	$66,730,000	$1,150,000
Current maturities of capital lease obligations	99,000	91,000
Current portion of financing obligation arising from sale-leaseback transaction	428,000	407,000
Accounts payable	13,199,000	11,836,000
Accrued expenses	7,817,000	6,144,000
Book overdrafts	3,729,000	2,501,000
Deferred tax liability	—	72,000
Customer deposits	1,597,000	1,348,000
Total current liabilities	93,599,000	23,549,000

Long-term debt, less current maturities	—	59,592,000
Capital lease obligations, less current maturities	921,000	1,021,000
Financing obligation arising from sale-leaseback transaction, less current portion	7,894,000	8,315,000
Other noncurrent liabilities	4,790,000	2,302,000
Total liabilities	107,204,000	94,779,000

Commitments and Contingencies (Note 10)

Stockholders’ Deficit
Common class A stock, $.001 par value; 450,000 shares authorized; shares issued and outstanding:
April 26, 2015—299,858 shares; April 27, 2014—299,858 shares	—	—
Common class L stock, $.001 par value; 50,000 shares authorized; shares issued and outstanding:
April 26, 2015—31,074 shares; April 27, 2014—31,074 shares
(liquidation preference of $60,415,000)	—	—
Common class L-1 stock, $.001 par value; 100,000 shares authorized; 70,537 shares issued and outstanding	—	—
Additional paid-in capital	8,976,000	8,963,000
Accumulated deficit	(16,144,000)	(13,010,000)
Total stockholders’ deficit	(7,168,000)	(4,047,000)
Total liabilities and stockholders’ deficit	$100,036,000	$90,732,000

See Notes to Consolidated Financial Statements.

Sheplers Holding Corporation and Subsidiary

Consolidated Statements of Operations

Nine-Month Periods Ended April 26, 2015 and April 27, 2014

(Unaudited)

	2015	2014

Net sales	$131,637,000	$119,006,000
Cost of good sold	82,022,000	72,366,000
Gross profit	49,615,000	46,640,000

Operating expenses:
Selling, general and administrative (including amortization of $756,000 and $828,000, respectively)	37,215,000	36,357,000
Depreciation and amortization	3,122,000	3,698,000
Store opening costs	1,010,000	59,000
Data breach loss	1,713,000	—
	43,060,000	40,114,000

Operating income	6,555,000	6,526,000

Interest expense, net	6,874,000	6,732,000

(Loss) before income tax provision (benefit)	(319,000)	(206,000)

Income tax provision (benefit)	853,000	(74,000)
Net (loss)	$(1,172,000)	$(132,000)

See Notes to Consolidated Financial Statements.

Sheplers Holding Corporation and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

Nine-Month Periods Ended April 26, 2015 and April 27, 2014

(Unaudited)

	Common Class A Stock		Common Class L Stock		Common Class L-1 Stock		Additional
	Number of		Number of		Number of		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, July 28, 2013	301,330	$—	31,236	$—	70,537	$—	$8,951,000	$(12,878,000)	$(3,927,000)
Stock compensation expense	—	—	—	—	—	—	12,000	—	12,000
Forfeited restricted stock	(1,472)	—	(162)	—	—	—	—	—	—
Net (loss)	—	—	—	—	—	—	—	(132,000)	(132,000)
Balance April 27, 2014	299,858	$—	31,074	$—	70,537	$—	$8,963,000	$(13,010,000)	$(4,047,000)

Balance, July 27, 2014	299,858	$—	31,074	$—	70,537	$—	$8,963,000	$(14,972,000)	$(6,009,000)
Stock compensation expense	—	—	—	—	—	—	13,000	—	13,000
Net (loss)	—	—	—	—	—	—	—	(1,172,000)	(1,172,000)
Balance April 26, 2015	299,858	$—	31,074	$—	70,537	$—	$8,976,000	$(16,144,000)	$(7,168,000)

See Notes to Consolidated Financial Statements.

Sheplers Holding Corporation and Subsidiary

Consolidated Statements of Cash Flows

Nine-Month Periods Ending April 26, 2015 and April 27, 2014

(Unaudited)

	2015	2014
Cash Flows From Operating Activities
Net (loss)	$(1,172,000)	$(132,000)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization	3,878,000	4,526,000
Provision for excess and obsolete inventory	731,000	413,000
Amortization of debt issuance costs	639,000	818,000
Accumulated PIK interest	471,000	440,000
Stock compensation expense	13,000	12,000
Deferred taxes	778,000	(147,000)
Changes in assets and liabilities:
Accounts receivable	526,000	400,000
Inventories	(7,105,000)	(1,062,000)
Prepaid expenses, other current assets and other assets	(500,000)	(1,050,000)
Accounts payable	4,517,000	2,316,000
Accrued expenses	833,000	1,210,000
Customer deposits	349,000	460,000
Other noncurrent liabilities	355,000	253,000
Net cash provided by operating activities	4,313,000	8,457,000

Cash Flows From Investing Activities
Purchase of property and equipment	(5,927,000)	(2,023,000)
Decrease in restricted cash	—	84,000
Net cash (used in) investing activities	(5,927,000)	(1,939,000)

Cash Flows From Financing Activities
Change in book overdraft	582,000	(4,298,000)
Net borrowings (repayments) on revolving line of credit	2,608,000	(786,000)
Principal payments on long-term debt	(862,000)	(694,000)
Payments on sale-leaseback financing obligation	(301,000)	(288,000)
Principal payments on capital lease obligations	(70,000)	(64,000)
Net cash provided by (used in) financing activities	1,957,000	(6,130,000)

Net increase in cash and cash equivalents	343,000	388,000

Cash and Cash Equivalents
Beginning	1,385,000	1,367,000
Ending	$1,728,000	$1,755,000

Supplemental Cash Flow Information:
Cash paid for interest	$6,395,000	$6,304,000

Cash paid for income taxes	$3,000	$—

See Notes to Consolidated Financial Statements.

Sheplers Holding Corporation, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 1.                                 Nature of Business and Significant Accounting Policies

Nature of business: Sheplers Holding Corporation (the Company), a Delaware corporation, was formed by a private equity partner and certain of its affiliates (collectively the Private Equity Partner), to acquire Sheplers, Inc. and its subsidiaries (Sheplers, Inc.) on July 30, 2007. Sheplers, Inc., a Kansas corporation, was founded in 1898 and is a retailer of western wear apparel, footwear and related accessories and gifts. In addition to its retail store operations, the Company sells its products to customers throughout the United States and various international markets through its mail order catalog and internet operations. The Company operates 25 stores located in Arizona, Colorado, Florida, Kansas, Missouri, Nebraska, Nevada, New Mexico, Oklahoma and Texas. The Company has headquarters in Wichita, Kansas and Dallas, Texas.

A summary of the Company’s significant accounting policies follows:

Principles of consolidation: The consolidated financial statements include the Company and its wholly owned subsidiary, Sheplers, Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

Fiscal year: The Company’s fiscal year end is based upon a 52- or 53-week year ending on the last Sunday in July. All references herein to the nine-month period ended April 26, 2015 refer to the period which began on July 28, 2014 and ended on April 26, 2015, which consisted of 39 weeks. All references herein to the nine-month period ended April 27, 2014 refer to the period which began on July 29, 2013 and ended on April 27, 2014, which consisted of 39 weeks.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents: For purposes of reporting the statements of cash flows, the Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company has a concentration of credit risk when cash deposits in banks are in excess of federally insured limits in the event of nonperformance by the related financial institution. Management does not anticipate nonperformance by these financial institutions.

Restricted cash: Restricted cash represents dividends held for the benefit of stockholders which will be disbursed at a later date. There is an equal liability for dividends payable included in accrued expenses.

Book overdrafts: Book overdrafts represent the total of all checks written from the zero balance disbursement account that have not been presented for payment as of April 26, 2015 and April 27, 2014.

Inventories: Inventories are stated at the lower of cost or market. Cost is determined utilizing the average cost method, whereby the cost associated with individual units purchased and sold are traced to determine the average cost of each individual unit.

The Company purchases inventory primarily from domestic vendors. For the nine-month periods ended April 26, 2015 and April 27, 2014, the Company’s top 5 vendors accounted for approximately 52 percent and 50 percent, respectively, of inventory purchases.

Sheplers Holding Corporation, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 1.                                 Nature of Business and Significant Accounting Policies (Continued)

Property and equipment: Property and equipment are stated at cost, less accumulated depreciation. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Leasehold improvements are amortized on the straight-line method over the shorter of the useful lives of the assets or the related lease term, generally five to ten years. When depreciable assets are sold or retired, the related cost and accumulated depreciation are removed from the accounts, and gains and losses are recognized in the period. Additions and betterments are capitalized. Maintenance and repairs that do not materially improve or extend the lives of the respective assets are charged to operations as the expenses are incurred.

Recoverability is assessed based on estimated undiscounted cash flows from the useful asset, pursuant to the provisions of FASB Accounting Standards Codification (ASC) 360, Plant, Property, and Equipment. If the carrying value of an asset is not recoverable, the Company records an impairment charge to write down the asset to its estimated fair value. The impairment charge, if any, is recorded in selling, general and administrative expenses. Management’s estimates and assumptions used in the projections are subject to a high degree of judgment and if actual results differ, additional losses may be recorded.

Costs associated with computer software projects during the preliminary project stage are expensed as incurred. Once management authorizes and commits to funding a project, appropriate application development stage costs are capitalized. Capitalized computer costs consist of costs to purchase, license and develop software. Capitalization ceases when the project is substantially complete and the software is ready for its intended use. Training and maintenance costs associated with software applications are expensed as incurred. Software costs are amortized over estimated useful lives ranging from three to seven years commencing when such assets are ready for their intended use. Unamortized computer software costs included in Property and Equipment totaled $6,531,000 and $6,896,000 at April 26, 2015 and April 27, 2014, respectively. Amortization related to capitalized software was $1,956,000 and $2,666,000 for the nine-month periods ended April 26, 2015 and April 27, 2014, respectively.

Goodwill: The Company performs an annual goodwill impairment test at the reporting unit level as required by the authoritative guidance on intangibles and goodwill. Under updated authoritative guidance which was issued by the Financial Accounting Standards Board (FASB) in September 2011, companies are permitted to perform a qualitative assessment to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. The Company performed a qualitative assessment of whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. In performing this qualitative assessment, the Company assessed relevant events and circumstances that may impact the fair value and the carrying amount of its reporting units. Factors that were considered included, but were not limited to, the following: (1) macroeconomic conditions; (2) industry and market conditions; (3) overall financial performance and expected financial performance; (4) other entity specific events, such as changes in management or key personnel; and (5) events affecting the Company’s reporting units, such as a change in the composition of net assets or any expected dispositions. Based on the results of this qualitative assessment, the Company determined that it is more likely than not that the carrying value of its reporting units is less than its fair value and, thus, the two-step quantitative analysis was not required. As a result, the Company concluded that no impairment of its goodwill existed for the periods presented.

Sheplers Holding Corporation, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 1.                                 Nature of Business and Significant Accounting Policies (Continued)

Intangible assets: Intangible assets represent acquired trademarks, favorable leases, customer relationships and noncompete agreements. Trademarks have been determined to have an indefinite useful life. Intangible assets with definite lives are being amortized using the straight-line method, unless a more appropriate method is determined based on the economic value of the assets. Favorable leases are amortized on a straight-line basis over the related lease term plus all option renewals and are recognized as selling, general and administrative expenses; these lives range from 3 to 24 years. The Company amortizes its customer relationships on a straight-line basis over the expected economic life of the customer relationships acquired, which is estimated to be five years. The Company amortizes its noncompete agreements on a straight-line basis over the contractual term of five years.

Impairment of long-lived assets: The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that their carrying values may not be recoverable. Intangible assets with indefinite lives are not amortized, but instead are tested for impairment annually or if events or circumstances indicate otherwise. Intangible assets with indefinite lives are also evaluated annually to determine whether events and circumstances continue to support an indefinite useful life. An impairment charge is recorded to the extent the carrying value exceeds fair value. The Company evaluates its intangible assets and other long-lived assets with definite lives when events or changes in circumstances indicate, in management’s judgment, that the carrying value of such assets may not be recoverable.

No impairment was recorded during the nine-month periods ended April 26, 2015 and April 27, 2014.

Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. The Company’s temporary differences relate primarily to property and equipment, allowance for doubtful accounts, and deferred compensation accruals. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company recognizes tax liabilities when, despite the Company’s belief that its tax return positions are supportable, the Company believes that certain positions may not be fully sustained upon review by tax authorities. Benefits from tax positions are measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. The current portion of tax liabilities is included in other liabilities. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense. With few exceptions, the Company is no longer subject to income tax examinations by the U.S. federal, state or local tax authorities for years before July 24, 2011.

Deferred rent: Certain of the Company’s store leases provide for free or reduced rent during an initial portion of the lease term or escalating rent payments. Deferred rent consists of the aggregate obligation for lease payments under these leases accrued on a straight-line basis over the lease term, including any free rent build-out periods and all renewal periods that are considered to be reasonably assured, in excess of amounts paid. In addition, deferred rent includes construction allowances received from landlords, which are amortized on a straight- line basis over the lease term.

Sheplers Holding Corporation, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 1.                                 Nature of Business and Significant Accounting Policies (Continued)

Deferred financing costs: Costs incurred to obtain financing are capitalized and amortized to interest expense on a straight-line basis, which approximates the effective interest method, over the terms of the related debt agreements. Net deferred financing costs were $1,564,000 and $2,236,000 as of April 26, 2015 and April 27, 2014, respectively, and are included in other assets on the consolidated balance sheets.

Revenue recognition: The Company recognizes revenue at the time the products are received by the customers, net of an estimate for customer refunds and product returns based on historical return trends, in accordance with the provisions of ASC 605-50, Customer Payments and Incentives. Revenue is recognized for retail store sales at the point at which the customer receives and pays for the merchandise at the register with either cash or a credit card. Revenue is recognized for mail order catalog and internet sales when the merchandise is received by the customer.

The Company sells gift certificates and gift cards with no expiration dates. At the time gift cards are sold, no revenue is recognized; rather a liability is established for the value of the certificate or card. The liability is relieved and revenue is recognized when the gift certificates or cards are redeemed by the customer for merchandise. The liability for unredeemed gift certificates, gift cards and store credits aggregated to $863,000 and $806,000 at April 26, 2015 and April 27, 2014, respectively and is included in accrued expenses on the consolidated balance sheet.

Cost of sales: Cost of sales includes product costs, inbound freight, shipping costs to customers, inventory shrinkage and warehousing, distribution costs and inter-store freight transportation expenses.

Fair value measurements: The Company has adopted ASC 820-10, Fair Value Measurements, for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. Based on this approach, the Company utilizes certain assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs may be readily observable or generally unobservable inputs. The Company utilizes valuation techniques that use observable and unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy outlined in ASC 820-10. The fair value hierarchy ranks the quality and reliability of the information used to determine fair value. The determination of fair value in goodwill impairment testing is classified and disclosed in one of the following three categories:

Level 1:    Valuations derived from quoted market prices in active markets for identical assets or liabilities.

Level 2:    Valuations derived from quoted prices for similar assets or liabilities in active markets or other observable inputs.

Level 3:    Valuations derived from other valuation methodologies based on unobservable inputs such as discounted cash flow models.

Fair value of financial instruments: The carrying amounts of financial instruments, including cash, accounts receivable, accounts payable and accrued expenses, approximate fair value due to the short maturity of these instruments. The carrying amount of long-term debt is estimated to approximate fair value because the interest rates fluctuate with market interest rates, or the fixed rates are based on estimated current rates offered to the Company for debt with similar terms and maturities.

Sheplers Holding Corporation, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 1.                                 Nature of Business and Significant Accounting Policies (Continued)

Advertising expense: For the nine-month periods ended April 26, 2015 and April 27, 2014, the Company recognized $7,116,000 and $7,347,000 of advertising, net of vendor allowances of $669,000 and $578,000, respectively. Advertising costs are expensed as incurred except for catalog production and postage costs. Catalog production and postage costs are deferred as prepaid expenses when incurred and amortized over a period not exceeding six months. The amortization is based on the estimated percentage of monthly catalog sales to the total estimated sales for the period expected to benefit from the related catalog.

The Company receives certain allowances from various vendors through a variety of promotional programs and arrangements as a result of purchasing and promoting their products in the normal course of business. The Company considers vendor allowances received to be a reduction in the price of a vendor’s products and records them as a component of inventory until the product is sold, at which point they are recorded as a component of cost of goods sold unless the allowances represent reimbursement of specific, incremental and identifiable costs incurred to promote a vendor’s products. In this case, the allowances are recorded when earned as an offset to the associated expense incurred to promote the applicable products in accordance with Accounting Standards Codification 605, Revenue Recognition.

Recently issued accounting guidance: In February 2013, the FASB issued Accounting Standards Update (ASU) No. 2013-02, Comprehensive Income (ASC Topic 220) Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The ASU requires an entity to report information, either on the face of the statement where net income is presented or in the notes, about the amounts reclassified out of accumulated other comprehensive income by component and to report significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income. ASU 2013-02 is effective for fiscal years beginning after December 15, 2013. The Company adopted the standard effective July 28, 2014 and there was no impact on the consolidated financial statements.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers,” (ASU 2014-09) which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This guidance will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. In July 2015, the FASB decided to defer the effective date of ASU 2014-09 by one year. As a result, this standard will be effective for fiscal years beginning after December 15, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on the consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has the Company determined the effect of the standard on our ongoing financial reporting.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40) which amends the accounting guidance related to the evaluation of an entity’s ability to continue as a going concern. The amendment establishes management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern in connection with preparing financial statements for each annual and interim reporting period. The update also gives guidance to determine whether to disclose information about relevant conditions and events when there is substantial doubt about an entity’s ability to continue as a going concern. This guidance is effective for the Company for the annual period ending after December 15, 2016. The Company does not expect the new guidance to have an impact on its consolidated financial statements.

In January 2015, the FASB issued ASU 2015-01 Income Statement—Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. This Update eliminates from GAAP the concept of extraordinary items. The

Sheplers Holding Corporation, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

amendments in this Update are effective for annual periods, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2015, the FASB issued Accounting Standards Update 2015-03 Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. Entities that have historically presented debt issuance costs as an asset, related to a recognized debt liability, will be required to present those costs as a direct deduction from the carrying amount of that debt liability. This presentation will result is debt issuance cost being presented the same way debt discounts have historically been handled. The ASU does not change the recognition, measurement, or subsequent measurement guidance for debt issuance costs. This guidance is effective for the Company beginning in fiscal year 2017 and may be adopted early. The Company expects this new guidance will reduce total assets and total long-term debt on its consolidated balance sheets by amounts classified as deferred debt issuance costs, but does not expect this update to have any other effect on its consolidated financial statements.

Sheplers Holding Corporation, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 2.                                 Accounts Receivable

Accounts receivable as of April 26, 2015 and April 27, 2014, consist of the following:

	2015	2014

Vendor receivables	$55,000	$97,000
Construction allowances	1,475,000	262,000
Other	1,200,000	343,000
	2,730,000	702,000

Less: allowance for doubtful accounts	(2,000)	(2,000)
	$2,728,000	$700,000

Note 3.                                 Property and Equipment, Net

Property and equipment as of April 26, 2015 and April 27, 2014, consists of the following:

	2015	2014

Land and buildings	$11,050,000	$11,050,000
Furniture and equipment	37,961,000	33,912,000
Leasehold improvements	8,742,000	5,581,000
	57,753,000	50,543,000

Less: Accumulated depreciation and amortization	(32,559,000)	(27,830,000)
	$25,194,000	$22,713,000

Depreciation expense was $3,464,000 and $4,237,000 for the nine-month periods ended April 26, 2015 and April 27, 2014, respectively.

Sheplers Holding Corporation, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 4.                                 Goodwill and Intangible Assets

Goodwill and intangible assets as of April 26, 2015 and April 27, 2014, consist of the following:

	2015	2014
Intangible Assets Subject to Amortization:
Noncompete agreements	$3,000,000	$3,000,000

Less: Accumulated amortization	(3,000,000)	(3,000,000)
	—	—

Favorable leases	7,922,000	7,922,000

Less: Accumulated amortization	(5,071,000)	(4,724,000)
	2,851,000	3,198,000

Customer relationships	4,000,000	4,000,000

Less: Accumulated amortization	(4,000,000)	(4,000,000)
	—	—
Indefinite Lived Intangible Assets:
Trademarks	18,400,000	18,400,000
Total intangible assets, net	$21,251,000	$21,598,000

	2015	2014

Goodwill	$8,635,000	$8,635,000

There were no changes to goodwill for the nine-month periods ended April 26, 2015 and April 27, 2014.

Amortization expense for the nine-month periods ended April 26, 2015 and April 27, 2014 was $257,000 and $289,000, respectively. The estimated amortization expense related to intangible assets as of April 26, 2015 is as follows:

Fiscal Year Ending:

April 27, 2015 to July 26, 2015	$80,000
2016	309,000
2017	287,000
2018	267,000
2019	248,000
2020	231,000
Thereafter	1,429,000
$2,851,000

Sheplers Holding Corporation, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 5.                                 Accrued Expenses

Accrued expenses as of April 26, 2015 and April 27, 2014, consist of the following:

	2015	2014

Salaries and related taxes	$1,571,000	$1,587,000
Accrued other operating expenses	2,694,000	1,171,000
Real estate, personal property and sales tax payable	883,000	798,000
Accrued interest	1,806,000	1,782,000
Gift certificates and gift cards	863,000	806,000
	$7,817,000	$6,144,000

Note 6.                                 Pledged Assets and Long-Term Debt

As of April 26, 2015 and April 27, 2014, long-term debt consisted of the following:

	2015	2014

Senior term loan A	$9,900,000	$11,050,000
Senior term loan B	34,354,000	34,354,000
Senior subordinated note	9,303,000	8,681,000
Revolving loan agreement	13,173,000	6,657,000
	66,730,000	60,742,000

Less current maturities	(66,730,000)	(1,150,000)
	$—	$59,592,000

The Company has a Term Loan Agreement consisting of Term Loan A of $12,500,000 and Term Loan B of $34,354,000 with a maturity date of December 20, 2016. The proceeds were used to retire the existing indebtedness and fund a dividend to the stockholders of the Company. Under the provisions of Term Loan A, the outstanding amount was reduced quarterly by principal payments $175,000 from July 2012 through January 2013. The quarterly principal payments increased to $231,000 from April 2013 through February 2014, with the principal payments increasing to $288,000 starting May 2014 and quarterly thereafter. Under the provisions of Term Loan B, there are no principal payments required until maturity. Interest on outstanding borrowings is payable at the end of the Company’s fiscal quarter at 8.5 percent for Term Loan A. Interest on outstanding borrowings for Term Loan B is at the banks’ prime rate plus a percentage, or LIBOR plus a percentage at the Company’s discretion (13.15 percent and 13.15 percent as of April 26, 2015 and April 27, 2014, respectively). The Term Loan Agreement is subject to customary covenants, and substantially all of the assets of the Company, except those associated with the Credit Agreement defined below, serve as collateral. As of the submission to the lender of required third quarter compliance certificates, the company was in compliance.  Subsequent to April 26, 2015, the company repaid the full principal balances of Term Loan A and Term Loan B (See Note 15, Subsequent Events).

Sheplers Holding Corporation, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 6.                                 Pledged Assets and Long-Term Debt (Continued)

The Company also has a note purchase agreement which consists of a Senior Subordinated Note for $7,500,000 which has a maturity date of December 20, 2017. The proceeds were used to retire the existing indebtedness and fund a dividend to the stockholders of the Company. This note bears interest at the rate of 17 percent. Of the total interest paid, 10 percent of the interest is payable in arrears on a quarterly basis through the maturity date. The remaining interest, which is 7 percent, is accrued during the period from the inception date of the note and compounded on a quarterly basis until the maturity date, at which time all of the principal and deferred interest is due. Alternatively, the Company may choose to accrue all interest at 18.5 percent on a quarterly compounded basis and pay the full amount of principal and accrued interest at the maturity date. The note is subject to customary covenants and substantially all assets of the Company serve as collateral. As of April 26, 2015 and April 27, 2014, the outstanding balance was $9,303,000 and $8,681,000, respectively. The outstanding balance includes $1,803,000 and $1,184,000, respectively, of accrued interest.  Subsequent to April 26, 2015, the company repaid the full principal balance.

The Company also has a Revolving Loan which is limited to $22,500,000 and has a maturity date of December 20, 2016. Under the agreement, the Company is subject to certain borrowing base limitations. The Company’s revolving line of credit bears interest at the bank’s prime rate plus a percentage based on availability or LIBOR plus a percentage based on availability (4.75 percent and 4.50 percent as of April 26, 2015 and April 27, 2014, respectively). Interest payments are due the last day of each calendar month for prime rate borrowings, or for LIBOR loans at the last day of each interest period, or not less than every three months. The outstanding borrowings under the facility plus any outstanding letters of credit shall not exceed $22,500,000, of which up to $10,000,000 may be in the form of outstanding letters of credit. The outstanding borrowings against the line were $13,173,000 and $6,657,000 with no outstanding letters of credit as of April 26, 2015 and April 27, 2014, respectively. The Revolving Loan is subject to customary covenants, and the merchandise inventories and accounts receivable serve as collateral. As of the submission to the lender of required third quarter compliance certificates, the company was in compliance.  Subsequent to April 26, 2015, the company repaid the full principal balance.

All long-term debt as of April 26, 2015 is listed as current since subsequent to April 26, 2015, the company repaid the full principal balances (See Note 15, Subsequent Events).

Note 7.                                 Sale Leaseback Transaction

As part of the financing for the acquisition on July 30, 2007, Sheplers, Inc. sold two retail stores, one distribution center facility and some excess land (in total, three separate properties) for $11,050,000, to an unrelated third party real estate company, and simultaneously entered into a lease agreement with the real estate company whereby Sheplers, Inc. leased back the three properties (the “sale-Ieaseback”). Because Sheplers, Inc. retained certain responsibilities during the lease term, this transaction is recorded as a financing obligation and the assets and related financing obligation under the new lease remained on the balance sheet and were included in the net assets acquired by the Company.

Sheplers Holding Corporation, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 7.                                 Sale Leaseback Transaction (Continued)

The lease agreement has a 20-year term expiring in 2027 with renewal options and includes certain default provisions requiring the Company to make timely rent payments, and to maintain service, repair and insure the buildings and equipment.

The land and buildings involved in this transaction are included in property and equipment as follows:

	2015	2014

Land and building	$11,050,000	$11,050,000

Less accumulated depreciation	(4,282,000)	(3,729,000)
	$6,768,000	$7,321,000

Depreciation on the building will continue until a sale has been recognized.

Future minimum payments required on the leaseback as of April 26, 2015, are due as follows:

Fiscal Year Ending:

April 27, 2015 to July 26, 2015	262,000
2016	1,047,000
2017	1,047,000
2018	1,047,000
2019	1,047,000
2020	1,047,000
Thereafter	7,329,000
12,826,000

Less amounts representing interest	(4,504,000)
8,322,000

Less current obligation	(428,000)
Financing obligation	$7,894,000

Interest expense relating to this financing agreement for the nine-month periods ended April 26, 2015 and April 27, 2014 was $480,000 and $478,000, respectively.

Note 8.                                 Other Noncurrent Liabilities

Other noncurrent liabilities as of April 26, 2015 and April 27, 2014, consist of the following:

	2015	2014

Dividends payable	$—	$(89,000)
Deferred rent	(4,790,000)	(2,213,000)
	$(4,790,000)	$(2,302,000)

Sheplers Holding Corporation, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 9.                                 Income Taxes

Net deferred tax assets (liabilities) consist of the following components as April 26, 2015 and April 27, 2014:

	2015	2014
Deferred tax assets:
Inventories	$332,000	$296,000
Property and equipment	—	729,000
Accrued expenses, reserves, and gift certificates and cards	2,236,000	918,000
Net operating loss carryforwards	9,321,000	7,875,000
	11,889,000	9,818,000

Valuation allowance	(3,921,000)	(2,886,000)
Total deferred tax assets	7,968,000	6,932,000

Deferred tax liabilities:
Prepaid expenses	(309,000)	(404,000)
Intangibles and other assets	(4,334,000)	(3,555,000)
Property and equipment	(9,000)	—
Total deferred tax liabilities	(4,652,000)	(3,959,000)
Net deferred tax assets	$3,316,000	$2,973,000

The above net deferred tax asset is presented on the consolidated balance sheets as of April 26, 2015 and April 27, 2014 as follows:

	2015	2014

Deferred tax asset—current	$171,000	$—
Deferred tax asset—long-term	3,145,000	3,045,000
Deferred tax liability—current	—	(72,000)
Net deferred tax asset	$3,316,000	$2,973,000

The components of income tax provision (benefit) for the nine-month periods ended April 26, 2015 and April 27, 2014 are as follows:

	2015	2014
Current:
Federal	$—	$70,000
State	75,000	3,000
	75,000	73,000
Deferred:
Federal	715,000	(135,000)
State	63,000	(12,000)
	778,000	(147,000)
Income tax provision (benefit)	$853,000	$(74,000)

Sheplers Holding Corporation, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 9.                                 Income Taxes (Continued)

The income tax provision (benefit) differs from the amount of income tax expense (benefit) determined by applying the U.S. federal income tax rate to pre-tax income for the nine-month periods ended April 26, 2015 and April 27, 2014, due to the following:

	2015	2014

Computed “expected” tax expense (benefit)	$(108,000)	$(99,000)
Increase (decrease) in income taxes resulting from:
State income tax (benefit) (net of federal benefit)	63,000	61,000
Permanent items	(137,000)	(36,000)
Increase in valuation allowance	1,035,000	—
Provision for income tax expense (benefit)	$853,000	$(74,000)

The Company’s deferred tax assets primarily result from federal and state net operating loss carryforwards (NOLs). As of April 26, 2015, the Company has federal NOLs of approximately $25.1 million. The federal NOLs have a 20-year carryforward period and begin expiring in 2028. The Company also has NOLs in various states, totaling approximately $19.4 million. State NOLs begin to expire in 2015.

As of April 26, 2015, the Company has a valuation allowance of $3,921,000 recorded on the deferred tax assets to reduce the total to an amount that management believes will ultimately be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income.

The Company did not recognize a change in the liability for unrecognized tax benefits and does not expect that its unrecognized tax benefits will significantly increase or decrease during the fourth quarter period April 27, 2015 through July 26, 2015 and fiscal year beginning July 27, 2015.

Note 10.                          Capital Leases, Lease Commitments, and Total Rent Expense

The Company leases certain retail stores and other property and equipment under various noncancelable capital and operating lease agreements which expire at various dates through 2031. Initial terms are typically 10 to 25 years, followed by renewal options at five-year intervals and may include rent escalation clauses. The leases provide for monthly fixed rental amounts or contingent rentals based upon sales in excess of stated amounts and normally require the Company to pay real estate taxes, insurance, common area maintenance costs and other occupancy costs. The commencement date of all lease terms is the earlier of the date the Company becomes legally obligated to make rent payments or the date the Company has the right to control the property. Additionally, the Company recognizes rent expense on a straight-line basis over a time period that equals or exceeds the time period used for depreciation of buildings on leased land or other leasehold improvements.

Sheplers Holding Corporation, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 10.                          Capital Leases, Lease Commitments, and Total Rent Expense (Continued)

Property and equipment includes the following amounts related to capital leases:

	2015	2014

Furniture and equipment	$11,662,000	$11,662,000
Accumulated ammortization	(9,371,000)	(8,616,000)
	$2,291,000	$3,046,000

As of April 26, 2015, future minimum rental commitments under capital leases and noncancelable operating leases with initial or remaining terms in excess of one year consists of the following:

	Operating	Capital Lease
	Leases	Obligation

April 27, 2015 to July 26, 2015	$1,202,000	$48,000
2016	4,898,000	190,000
2017	4,544,000	190,000
2018	3,471,000	190,000
2019	3,439,000	190,000
2020	2,975,000	190,000
Thereafter	11,684,000	465,000
	$32,213,000	1,463,000

Less: Amount representing interest		(443,000)
Present value of future minimum lease payments		1,020,000

Less: Current obligation		(99,000)
		$921,000

Rental expense for operating leases was $3,378,702 and $3,268,731 for the nine-month periods ended April 26, 2015 and April 27, 2014.

Note 11.                          Related Party Transactions

In connection with the acquisition of Sheplers, Inc., the Company entered into an Advisory Agreement (Agreement) with its majority shareholder. For the remaining term of the Agreement, the fees will be the lesser of $500,000 or 2 percent of the aggregate equity investment in the Company led or sponsored by the stockholder. There are requirements for additional fees due upon the consummation of a variety of transactions. The Agreement provides for certain consulting services from time to time. The Agreement continues in effect until mutual written consent to terminate it; change of ownership of more than 75 percent of the total combined voting stock of the Company; sale, transfer or other disposition of substantially all of the Company’s assets; or liquidation or dissolution of the Company. This stockholder received fees of $375,000 for the nine-month periods ended April 26, 2015 and April 27, 2014.

On March 25, 2015, the Company entered into a Catalyst Software and License Agreement with MGMT3D, LLC to purchase the catalyst financial system to upgrade the Company’s existing financial planning and reporting system. The Company’s Chief Financial Officer has an ownership interest in MGMT3D, LLC. The agreement was approved by the Board of Directors. The total cost of the Catalyst Financial System including installation and training is $150,000, with a portion due up-front upon the

Sheplers Holding Corporation, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

signing of the agreement and the remaining portion due upon project completion. The Company can also purchase software maintenance services under the terms of the agreement.

Note 12.  Savings and Investment Plan

The Company has established a savings and investment plan to cover substantially all employees. This plan allows participants to defer, via payroll deductions, from 1 percent to 100 percent of their annual compensation, limited to certain annual maximum amounts set by the Internal Revenue Code. The Company matched one-quarter of the employee contribution, up to 1.5 percent. The Company’s costs associated with the plan were $38,000 and $44,000 for the nine-month periods ended April 26, 2015 and April 27, 2014, respectively.

Note 13. Stockholders’ Equity

The holders of Class A shares are entitled to one vote per share on all matters to be voted on by the Company’s stockholders, and the holders of Class L-1 and Class L shares have no rights to vote in these matters. In the event of a liquidation of the Company, such distribution is to be made first to the holders of the Class L shares on a pro rata basis to include a liquidation preference, which is to be calculated quarterly at the rate of 15 percent per annum and using an original cost per share of $1,000. Further distributions are to be made of the original cost per share of the Class L shares. Finally, the remaining distributions are to be made to the Class A, Class L, and Class L-1 shareholders equally based on the number of shares held.

The Company may not enter into any agreement which would result in a change of control or initial public offering without the prior written agreement of the holders of the majority of the then outstanding Class L-1 and Class L shares.

Employee Equity Incentive Plan: Effective January 15, 2010, the Board of Directors approved the Sheplers Holding Corporation 2010 Equity Incentive Plan (the 2010 Plan), which provides for the discretionary awards of restricted stock and phantom rights awards to the Company’s employees.

For both of the awards, the vesting for 40 percent of the stock is based on service and are fully vested after five years; 40 percent at the end of the second year, 60 percent at the end of the third year, 80 percent at the end of the fourth year and fully vested at the end of the fifth year. The remaining 60 percent of the stock vests based on achievement by the Company of certain performance goals set by the Board of Directors projected to be realized annually over the five years. In the event the performance goals are not achieved in any one year, the agreements provide for catch-up vesting if subsequent goals are reached. The Company recognizes compensation cost on a straight-line basis for restricted stock awards with time vesting conditions only. The Company recognizes compensation cost for restricted stock awards with performance conditions if and when the Company concludes that it is probable that the performance condition will be achieved.  No expense was recorded in either 2015 or 2014 for the portion of the restricted stock awards that is based on performance because the goals were not achieved.

Sheplers Holding Corporation, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 13.                          Stockholders’ Equity (Continued)

Activity related to restricted stock awards during the nine-month periods ended April 26, 2015 and April 27, 2014, respectively, was as follows:

	Common L Shares			Common A Shares
			Weighted			Weighted
		Weighted	Average		Weighted	Average
	Number	Average	Remaining	Number	Average	Remaining
Restricted Stock—Time Vesting	of Awards	Fair Value	Life (Years)	of Awards	Fair Value	Life (Years)

Nonvested at July 28, 2013	406	$164.83	2.09	3,704	$—	2.09
Forfeited	—	—		—	—
Vested	—	—		—	—
Nonvested at April 27, 2014	406	$164.83	1.05	3,704	$—	1.05

Nonvested at July 27, 2014	171	73.40	1.05	1,558		1.05
Forfeited	—	—		—	—
Vested	—	—		—	—
Nonvested at April 26, 2015	171	$73.40	0.05	1,558	$—	0.05

	Common L Shares			Common A Shares
			Weighted			Weighted
		Weighted	Average		Weighted	Average
Restricted Stock—Performance	Number	Average	Remaining	Number	Average	Remaining
Vesting	of Awards	Fair Value	Life (Years)	of Awards	Fair Value	Life (Years)

Nonvested at July 28, 2013	1,649	$24.99	2.09	15,033	$—	2.09
Forfeited	(97)	133.65		(883)
Nonvested at April 27, 2014	1,552	$19.36	1.05	14,150	$—	1.05

Nonvested at July 27, 2014	1,552	19.36	1.05	14,150		1.05
Forfeited	—	—		—
Nonvested at April 26, 2015	1,552	$12.23	0.05	14,150	$—	0.05

As of April 26, 2015, total unrecognized compensation expense related to nonvested restricted stock awards was approximately $3,000, which is expected to be recognized over a weighted average period of approximately 0.05 years. There were no shares vested during the nine-month period ended April 26, 2015. Compensation expense was $13,000 and $12,000 for the nine-month periods ended April 26, 2015 and April 27, 2014, respectively.

Phantom rights: There were 6,716 and 6,716 Phantom Rights Awards (PRAs) outstanding as of April 26, 2015 and April 27, 2014, respectively. The PRAs are held by members of senior management of the Company. Due to the contingency associated with the ultimate payment for the phantom rights awards, no expense is recognized associated with these awards until a triggering event occurs.

In connection with the sale of company as further discussed in Note 15 Subsequent Events, the vesting of all the restricted stock time vesting unvested portion was accelerated, one-third of the restricted stock performance vesting unvested portion vested based upon the change in control event, and all phantom rights awards vested upon the change in control triggering event.

Sheplers Holding Corporation, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 14.                          Data Breach Loss

In July 2014 the Company determined that the payment systems for the retail stores had suffered a security breach in which hackers gained access to the systems and some customers’ payment card information was exposed and as a result an estimated liability was recorded in the amount of $1,500,000 as of July 27, 2014 for amounts owed to credit card brands for their recovery of costs resulting from the breach. During the nine-month period ended April 26, 2015, the Company paid approximately $1,115,000 to the credit card brands resulting in a remaining accrued balance as of April 26, 2015 of $385,000.  As a result of the breach, the Company recognized direct expenses aggregating $1,713,000 for the nine-month period ended April 26, 2015 for legal counsel charges, investigator fees, and other direct costs. Of these direct expenses recognized during the nine-month period ended April 26, 2015, the balance accrued as of April 26, 2015 is $753,000. The total accrual related to the data breach as of April 26, 2015 is $1,138,000.

Note 15.                          Subsequent Event

On June 29, 2015, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Boot Barn Holdings, Inc., Boot Barn, Rodeo Acquisition Corp., a wholly-owned subsidiary of Boot Barn (“Merger Sub”), and Gryphon Partners III, L.P., the Company was acquired for a purchase price of $147 million in cash, which includes the assumption of certain indebtedness, subject to customary adjustments. Pursuant to the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing after the Merger as the surviving corporation and an indirect wholly-owned subsidiary of Boot Barn Holdings, Inc.